Exhibit 33.2

REPORT ON ASSESSSMENT OF

COMPLIANCE WITH SEC REGULATION AB CRITERIA

First Data Resources, Inc. through its affiliate REMITCO, LLC (jointly, the “Asserting Party”) is responsible for assessing compliance for the servicing of transactions on the remittance payment platform relating to the opening, listing and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as of and for the 12 month period ending December 31, 2006, (the “Reporting Period) with the servicing criteria set forth in the Securities and Exchange Commission’s Regulation AB Section 229.1122(d), except for the criteria set forth in Sections 229.1122(d)(l)(i)-(iv), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(iii) and (v)-(xv), which the Asserting Party has concluded are not applicable to the servicing of the transactions as set forth in agreements between Capital One Services, Inc., together with its affiliates, Capital One Bank and Capital One Auto Finance, Inc. and the Asserting Party in so far as it relates to the opening, listing and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party (the “Applicable Servicing Criteria”) for the Reporting Period.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria by the Asserting Party for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the servicing of transactions relating to the opening, listing and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as of December 31, 2006 and for the Reporting Period.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period as set forth in this assertion.

First Data Resources, Inc.		REMITCO LLC

By:	/s/ David Bailis	By:	/s/ Scott Dickey
	David Bailis		Scott Dickey
	President		President

February 26, 2007